UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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HANGER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 LETTER TO SHAREHOLDERS

Dear Fellow Shareholder:

Over the last two years, Hanger and the nation have learned to live and operate despite the adversity brought by the COVID-19 pandemic. During 2021, we managed through new variants of the virus including Delta and Omicron. More recently, other macroeconomic labor cost and inflation headwinds have surfaced. I am pleased to share that despite these challenges, our Company has endured and the team at Hanger has operated and executed at a high level, which enabled us to report solid financial results in 2021 and position us well for 2022.

Our Progress. Over the last three years, we have made significant progress at Hanger serving the orthotics and prosthetics (O&P) market. We increased our footprint from 780 to 875 Hanger Clinic locations, and with the recent clinic additions in Alaska, now serve patients in 47 out of 50 states and the District of Columbia. We estimate that one out of every four O&P patients in the United States seeks care from Hanger Clinic, which is an increase from one out of every five patients three years ago.

We have added dynamic leaders to our senior leadership team, including Pete Stoy, our Chief Operating Officer, who, with his team, has focused on market-based growth strategies intended to help drive organic share gains in our patient care segment. We made investments in our infrastructure, enhancing our electronic health records and enterprise resource planning (ERP) systems, as well as our revenue cycle and supply chain management processes and tools, that will help us scale and grow the business over the long term. We successfully completed sixteen acquisitions which have enabled us to further expand our care delivery and promote our ability to improve the efficiency of our care in the markets we serve.

Our Growth. Achieving sustainable organic growth is the key foundation of our plan at Hanger. In addition to the benefit from other commercial initiatives, we expect to achieve this growth through an increased focus on market-based management, our pediatric strategy, and our new workers compensation service offering.

To expand on some of these areas, in early 2021, we began to implement a highly effective network approach for our pediatric cranial patients and their families. We expect to grow in this area while enhancing the quality of the care provided to these children. This initiative has already begun to provide strong results.

To better serve the workers compensation insurance carriers, we have created a “CompCare” program through our nationwide network of O&P clinics and are facilitating timely and efficient patient care for employees injured in their workplaces. At the local market level, we created a more accountable market leadership model that helps coordinate referral sources and aligns with the right incentives. On a national level, Hanger continues to lead the way on clinical outcomes in O&P.

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Clinical study publications. Hanger published the “SAFE-AMP” study in the Journal of Assistive Technology. The insight from this analysis provides guidance on the appropriateness for providing microprocessor-controlled knees (MPKs) to patients with diabetes, mitigating the cost associated with injurious falls that are more likely to occur when patients are fit with a non-MPK. Additionally, our published research in the IMPACT series confirmed that individuals who receive a prosthesis earlier after an amputation had significantly lower total healthcare costs compared to those who did not receive a prosthesis within the first year after their amputation. Furthermore, early receipt of a prosthesis following amputation resulted in reduced healthcare utilization. More specifically, the odds of emergency department use were reduced by 32 percent. These studies further validate the need for outcomes driven care and appropriate reimbursement.

Hanger is in a unique position as we have the largest clinical outcomes database for prosthetic patients in the world. This important data can be used to improve clinical outcomes, provide more efficient care delivery, and reduce health care expenditures. We will continue to use our data and evidence-based medicine to publish additional clinical studies and findings to drive value-added discussions with our stakeholders and industry partners while pushing our agenda for providing the highest quality care to O&P patients.

Acquisitions. Our acquisition of O&P clinics continues to be an important component of our total growth and has served as a critical part of our strategy in improving the breadth and ease of patient access to our network, and our economies of scale. In 2021, we spent approximately $104.6 million to acquire sixteen independent O&P businesses. In 2022, we expect to continue to deploy capital as our pipeline remains robust. O&P acquisitions currently provide the best return on investment when compared with our other investment alternatives. Nevertheless, we recognize and agree that a key second objective is to manage and lower our indebtedness and its ratio to cash flow.

2021 Financial Highlights. While our expectations for 2021 were adversely affected by the COVID-19 pandemic, it was a year in which Hanger achieved good financial results. Some of our financial highlights from 2021 include:

•	Net revenue totaled $1,120.5 million, reflecting an 11.9 percent increase or $119.3 million from 2020.

•	The Patient Care segment revenue increased 13.4 percent year-over-year in 2021 driven by 9.1 percent same-clinic revenue growth.

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The Products & Services (P&S) segment revenue increased 4.5 percent in 2021 compared to 2020. The P&S team did a nice job growing Department of Defense and Veteran Affairs business, and new products added to our distribution business in 2021 contributed $3.6 million of incremental revenue compared to 2020.

•	Adjusted EBITDA was $118.9 million, an increase of 13.1 percent or $13.8 million over 2020.

2021 Operational Highlights. We accomplished a number of operational initiatives in 2021 and achieved some notable recognition as the team at Hanger went above and beyond the call of duty. Some of our operational accomplishments in 2021 include:

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We went live with our state-of-the-art, 150,000 square-foot distribution center in Alpharetta, Georgia, which will enhance the in-stock availability of componentry and reduce delivery times in the eastern half of the country. The expansion of our distribution capabilities has allowed us to consolidate the number of distribution centers from five to two by mid-2022, which is in-line with the long-term supply chain strategy we outlined in 2019.

•	We successfully and seamlessly implemented the financial module of our ERP with the move to an Oracle cloud-based system.

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We fortified our balance sheet by refinancing our revolver in November 2021, which resulted in greater borrowing capacity, a lower interest rate, and an extended maturity. Given the inflationary and rising interest rate environment, this was a timely move.

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At Hanger, we put our patients first and strive to provide high quality care with great patient satisfaction. During 2021, our net promoter score (NPS) continued to reflect a highly respected level of 86.

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Hanger was named to Forbes list of America’s Best Midsized Employers in February of 2021 and again in February of 2022. We are humbled as an organization to make this prestigious list, which is ranked based on respondents’ willingness to recommend current employers to friends and family, and there is an option to nominate other notable organizations within their industry.

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In August 2021, Hanger and Ottobock announced a landmark five-year clinical study to collect data around the potential health benefits MPK technologies provide people 65 and older. The ASCENT K2 (ASsessing outComes with microprocEssor kNee uTilization in a K2 population) will measure the short and long-term effects of MPK use in K2-level community ambulators, which are people who can navigate low-level environmental barriers like stairs and curbs.

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We launched the nationwide Cranial Asymmetry Remolding Experts (CARE) network to connect parents and infants with experienced cranial remolding specialists. This network consists of more than 200 certified orthotists located in 260 clinics across the country with extensive experience correcting infants’ head shapes using custom cranial remolding orthoses, otherwise known as “cranial helmets.” Specialists at Hanger Clinic use advanced 3D scanning techniques to custom-mold helmets that their patients typically wear for 23 hours a day over several months.

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In March 2021, we established the Hanger Institute for Clinical Research and Education, which will aggregate and coordinate resources across the healthcare continuum to advance clinical practice and improve patient outcomes while exploring, expanding and facilitating opportunities that advance evidence-based O&P care. Hanger Institute’s five core competencies include real-world data analytics, knowledge translation, implementation expertise, patient engagement, and strategic partnership alignment.

Diversity, Equity and Inclusion. Hanger is dedicated to improving diversity, equity and inclusion within our organization as well as throughout our industry. Two years ago, we created a Diversity & Inclusion pledge, which can be found on our corporate website at www.hanger.com/diversity. This pledge states that Hanger is taking a number of actions to help reduce racism while promoting a more inclusive profession to better serve our patients and is focused on five aspects including: dedicated research, diverse recruitment, a Hanger Diversity & Inclusion Council, unconscious bias training, and affinity groups. Our efforts span several fronts including the following initiatives and events, to name a few:

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In early 2021, Hanger provided the initial contribution that launched the Hanger Foundation Diversity Scholarship as part of our commitment to diversity and inclusion in the O&P profession. These Hanger Foundation scholarships will supplement the cost of the two-year Masters of Science in Prosthetics and Orthotics (MSPO) program and will offer a two-year mentorship with the option of pursuing residency with Hanger Clinic.

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The 2021 Hanger LIVE education conference featured two keynote sessions with PepsiCo’s retired Chairwoman and CEO, Indra Nooyi, including why diversity and inclusion are critical to the success of any business. Ms. Nooyi spoke about transforming PepsiCo to a purpose-driven company and creating an environment where employees could feel proud about coming to work because they were actually going to make a difference to society in profound ways. This aligns with Hanger’s purpose of “Empowering Human Potential Together,” which guides our 5,200 employees as they provide essential care, products and services that restore patients’ mobility and improve their quality of life.

Environmental, Social, and Governance (ESG). We are pleased to share our annual disclosure on our environmental, social and governance (ESG) objectives and to express our long-term commitment to deliver positive and sustainable impact and outcomes to our stakeholders as well as the communities we serve. We have a number of initiatives and processes underway as part of our ESG journey which mirror our overall mission and strategy.

Oversight of ESG for our Company starts at the Board level, specifically with the Corporate Governance and Nominating Committee, which receives periodic updates and considers the integration and alignment of ESG considerations into Hanger’s overall strategy, as well as how ESG considerations fit into and support our corporate and risk management activities.

I want to highlight a few aspects of our ESG mission and framework:

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Our ESG Task Force, which was formed three years ago, continues to make progress in its mission. The sustainability of our business model is directly linked to the promotion and advancement of our corporate values, which are: integrity, patient-focused, outcomes, collaboration, and innovation. We use this framework to define and measure career development and success at Hanger for our approximately 5,200 employees and each year we recognize and reward a select group annually who exemplify these traits through the Hanger Impact Awards.

•	Investors should review our proxy statement for detailed information on our Board, its independence, and other demographic composition characteristics.

2022: Time to Unleash the Full Potential of Hanger

Although 2021 proved to be a difficult year, we accomplished a great number of key objectives, produced solid financial results, and continued to strategically invest in areas that will help lay the foundation for our future success. The pandemic only set our growth plans back in terms of timing, but did not alter our ability to realize the true potential of our business. As we focus forward, I believe 2022 will be a year for us to demonstrate notable progress in achieving that potential.

I want to thank you for your support. We sincerely appreciate your trust and belief in us as managers of your investment. Hanger is a mission-driven company with a unique purpose that drives our passion and fuels the hard work and dedication from our entire organization. I want to send my sincere gratitude on behalf of the senior leadership team of the Company to you and to each and every one of our employees as we continue Empowering Human Potential Together.

Sincerely,

Vinit K. Assar
President and Chief Executive Officer

Austin, Texas
April 7, 2022

This letter contains certain “forward-looking statements” relating to Hanger within the meaning of the federal securities laws. All statements, other than statements of historical fact included herein, are “forward-looking statements.” Although Hanger believes that the expectations reflected in these forward- looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward- looking statements. Hanger disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. For additional information and risk factors that could affect Hanger, see its Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission. The information contained in this letter is made only as of the date hereof, even if this letter is subsequently made available by the Hanger on its website or otherwise.